EXHIBIT NO. 11.1 COMPUTATION OF EARNINGS PER SHARE

                                Three Months Ended        Six Months Ended

                                   June 30, 1996            June 30, 1996
                                ------------------        ----------------
Net income                          $    1,273              $    2,214
                                    ==========              ==========

Weighted average shares
 outstanding                         4,063,231               4,061,572

Common stock equivalents due
 to dilutive effect of stock
 options                                60,216                  60,216
                                    ----------              ----------

Total weighted average
 common shares and equivalents
 outstanding                         4,123,447               4,121,788
                                    ==========              ==========

Primary earnings per share          $     0.31              $     0.54
                                    ==========              ==========

Total weighted average
 common shares and equivalents
 outstanding                         4,123,447               4,121,788

Additional dilutive shares
 using the end of period market
 value versus the average
 market value when applying the
 treasury stock method                       0                       0
                                    ----------              ----------

Total weighted average common
 shares and equivalents
 outstanding for fully diluted
 computation                         4,123,144               4,121,788

                                    ==========              ==========
Fully diluted earnings per
 share                              $     0.31              $     0.54
                                    ==========              ==========
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